                                                                   EXHIBIT 10.35

                 CONVERSION, TERMINATION AND RELEASE AGREEMENT


     This CONVERSION, TERMINATION AND RELEASE AGREEMENT ("Agreement') is made and entered into as of April 30, 2000, by and between IDT Corporation ("IDT"); Terra Networks, S.A. ("TI"); Terra Networks USA, Inc. ("US-TI"), Terra Networks Access Services USA LLC ("TI USA ISP"); and Terra Networks Interactive Services USA LLC ("TI USA Portal"). Each of the foregoing shall be referred to herein as a "Party" and collectively shall be referred to herein as "Parties."

                                    RECITALS
                                    --------

     WHEREAS, On October 5, 1999, TI entered into three related contracts with
IDT: (a) the Joint Venture Agreement ("JVA") between TI and IDT; (b) the Limited Liability Company Agreement concerning TI USA Portal between Telefonica Interactiva USA, Inc., now US-TI, and IDT; and (c) the Limited Liability Company Agreement concerning TI USA ISP between Telefonica Interactiva USA, Inc., now US-TI, and IDT;

     WHEREAS, pursuant to the Limited Liability Company Agreements identified in the foregoing recital, both IDT and US-TI acquired equity ownership interests in TI USA Portal and TI USA ISP;

     WHEREAS, on October 5, 1999, IDT entered into the following additional agreements: (a) the Internet Service Provisioning and Marketing Agreement between IDT and TI USA ISP (the "Internet Service Provisioning and Marketing Agreement"); and (b) the Internet Colocation Services Agreement between IDT and TI USA Portal (the "Internet Colocation Services Agreement");

     WHEREAS, on or about the time that TI completed its initial public offering, IDT purchased 1,156,682 shares of TI shares (the "IPO Shares"); and the IPO Shares are subject to various restrictions concerning their re-sale;

     WHEREAS, IDT and TI wish to terminate the JVA;

     WHEREAS, IDT and US-TI wish to terminate the Limited Liability Company Agreement for the TI USA Portal and the Limited Liability Company Agreement for the TI USA ISP, and to convert IDT's equity interest in the TI USA Portal and TI USA ISP into shares of TI;

     WHEREAS, as more fully described below, the Parties wish to terminate the Internet Service Provisioning and Marketing Agreement and the Internet Colocation Services Agreement; and

     WHEREAS, as more fully described below, the Parties wish to release each other from any and all claims that each may have against one another.

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

     1.  Incorporation of Recitals.  The above recitals are true and correct and
         -------------------------
are incorporated herein by reference as if set forth herein at length and shall survive the execution of this Agreement.

     2.  Termination of Joint Venture Agreement.
         --------------------------------------

         (a) The JVA is hereby terminated on and as of the date hereof, and both TI and IDT are hereby relieved from any further obligation or duty to each other under the JVA.

         (b) TI and IDT hereby release each other, including their respective parents, subsidiaries, affiliates, shareholders, directors, officers, employees, advisors and agents, from any and all claims that either one may have against the other, whether known or unknown, up to the date hereof with regard to the JVA or any matter that is related to the JVA. Both TI and IDT represent and warrant to the other that neither they, nor any of their affiliates, have assigned or transferred, nor purported to assign or transfer, any claim or right that either may have under the JVA. Notwithstanding the generality of the foregoing, this Section 2 shall be applicable to this Agreement.

     3.  Termination of Limited Liability Company Agreements.
         ---------------------------------------------------

         (a) The Limited Liability Company Agreement concerning TI USA Portal as well as the Limited Liability Company Agreement concerning TI USA ISP are hereby terminated on and as of the date hereof, and both US-TI and IDT are hereby relieved from any further obligation or duty to each other under the same.

         (b) Any right or interest that IDT had or may have had in TI USA Portal and in TI USA ISP under the respective Limited Liability Company Agreements, or otherwise, is hereby converted entirely into ordinary shares of TI (the "Conversion Shares"). From and after the date hereof, IDT shall no longer hold or own any right or interest in TI USA ISP or in TI USA Portal. The Conversion Shares shall be delivered to IDT, free and clear of all encumbrances except as otherwise contemplated in this Agreement, as follows: TI shall either deliver to IDT 3,750,000 ordinary shares of TI on or before July 31, 2000, or shall deliver to IDT 4,000,000 ordinary shares of TI at any time between August 1, 2000 and September 30, 2000. TI shall take all necessary action to issue and deliver the Conversion Shares as soon as commercially practicable. In any event, the Conversion Shares shall have Madrid Stock Exchange ticker symbol "TRR." At the time of delivery of the Conversion Shares to IDT, TI shall furnish a reasonably satisfactory legal opinion from independent counsel to TI stating that the Conversion Shares have been registered for sale in accordance with all applicable laws and are freely transferable by IDT, subject only to the restrictions set forth in this Section 3(c) of this Agreement.

          (c) IDT shall be permitted to sell the Conversion Shares freely at any time, provided that, on or prior to December 31, 2000, IDT shall not sell the Conversion Shares to any person (natural or otherwise, including, without limitation, on any stock exchange) who is not a subsidiary of IDT (i) if the aggregate number of Conversion Shares sold on any business day will exceed 75,000, or (ii) if the aggregate number of Conversion Shares sold during any calendar month will exceed the result produced by dividing 3,750,000 by the number of calendar months (treating any partial calendar month as a fraction of a month) occurring during the period from the date of delivery of the Conversion Shares through December 31, 2000. After December 31, 2000, the foregoing restrictions shall terminate, however, from that point forward, IDT shall limit its sale of Conversion Shares during any given day to a number that shall not exceed 15% of the total trading volume of TI shares during the immediately preceding trading day.

          (d) US-TI and IDT hereby release each other, including their respective parents, subsidiaries, affiliates, shareholders, directors, officers, employees, advisors and agents, from any and all claims that either one may have against the other, whether known or unknown, up to the date hereof with regard to the Liability Company Agreement concerning TI USA Portal, as well as the Limited Liability Company Agreement concerning TI USA ISP, or any matter related to the same. Both US-TI and IDT represent and warrant to the other that neither they, nor any of their affiliates, have assigned or transferred, nor purported to assign or transfer, any claim or right that either may have under either one of the Limited Liability Company Agreements.

     4.   Release of IPO Shares.  TI hereby releases the IPO Shares from the
          ---------------------
existing lockup agreement and restrictions. IDT acknowledges that the decision of whether to release IPO Shares from lockup agreements and restrictions resting with other parties ("Third Party Lockups") is not controlled by TI; however, TI,
                     -------------------
within a commercially reasonable time not to exceed five (5) business days from the date hereof and upon IDT's request, agrees to (i) communicate TI's approval of the release of the Third Party Lockups and (ii) use diligence and expedition in requesting and providing any appropriate information with respect to the release of the Third Party Lockups. In this regard, IDT shall provide such documentation and assistance during IDT's normal business hours in connection with TI's efforts to obtain the release of the IPO Shares from any Third Party Lockups. Upon the release of the IPO Shares by TI hereunder and from any applicable Third Party Lockups, any sale by IDT of such IPO Shares shall be counted against IDT's restrictions on the sale of Conversion Shares pursuant to
Section 3(a), above. Additionally, IDT shall be not be permitted to sell the IPO Shares after release from any Third Party Lockups until the date of delivery of the Conversion Shares (i) if the aggregate number of IPO Shares sold on any business day will exceed 75,000, or (ii) if the aggregate number of IPO Shares sold during any calendar month will exceed 500,000.

     5.  Termination of ISP and Marketing Agreement.
         ------------------------------------------

         (a) The Internet Service Provisioning and Marketing Agreement shall be terminated on the date hereof and both IDT and TI USA ISP are hereby relieved from any further obligation or duty to each other under the same except as provided for herein; provided that with respect to the 25,000 customers retained by Terra pursuant to Section 5(b), below, IDT shall provide the types and quality of services required under the Internet Service Provisioning and Marketing Agreement for a period of 90 days from the date hereof. Terra shall be responsible to provide all equipment additional to that presently being used and that is necessary for the services provided herein by IDT, and IDT shall provide all necessary, including additional, manpower to meet the current and future service levels required herein. On the 90th day, TI USA ISP shall pay to IDT in immediately available funds all amounts that would be due under the Internet Service Provisioning and Marketing Agreement (as if it were still in effect) for IDT's services during the 90 day period. Anything to the contrary notwithstanding, IDT's failure to provide the types and quality of services required under the Internet Service Provisioning and Marketing Agreement shall constitute a default hereunder, provided that such default will not affect (i) the conversion of IDT's interest in the TI USA Portal and the TI USA ISP into Conversion Shares pursuant to Section 3, above, or (ii) the release of the IPO Shares from the lockup agreements and restrictions pursuant to Section 4, above. In no event will IDT be liable to TERRA for any special, indirect, incidental, exemplary, punitive or consequential damages in any manner in connection with or arising out of this provision, regardless of the form of action or the basis of the claim or whether or not the party has been advised of the possibility of such damages; provided, however, that there will be no limitation of liability as set forth herein in such cases where IDT willfully or intentionally damages Terra.

         (b) Within three days following the execution of this Agreement and receipt of board approval (as contemplated by Section 16 hereof), TI USA ISP shall deliver to IDT, free and clear of all liens and other encumbrances, the ownership of all customers of TI USA ISP which are in excess of 25,000. TI USA ISP is free to select the 25,000 customers that it shall retain, and the parties understand that such 25,000 customers shall include the best paying customers of TI USA ISP and/or those of Hispanic origin. IDT shall provide TI USA ISP a listing of, as well as relevant account information regarding the existing ISP customers (including, without limitation, the amounts billed per customer per billing period, accounts receivable aging reports, a list of non-performing accounts and the name, address and method of payment for each customer), from which TI USA ISP shall select the customers to be retained by it.

         (c) IDT and TI USA ISP hereby release each other, including their respective parents, subsidiaries, affiliates, shareholders, directors, officers, employees, advisors and agents, from any and all claims that either one may have against the other, whether known or unknown, up to the date hereof with regard to the Internet Provisioning and Marketing Agreement, or any matters related to the same. Both IDT and TI USA ISP represent and warrant to the other that neither they, nor any of their affiliates, have assigned or transferred, nor purported to assign or transfer, any claim or right that either may have under the Internet Service Provisioning and Marketing Agreement.

     6.  Payment of Amounts Due TI, TI USA ISP and TI USA Portal by IDT.  On or
         --------------------------------------------------------------
prior to the earlier of (a) the first anniversary of the date hereof and (b) the first date upon which IDT and its subsidiaries cease to own any of the Conversion Shares, IDT shall pay to TI $3,000,000 in full satisfaction of any and all amounts due to TI pursuant to the various Agreements described in the recitals hereto (the "Operative Agreements"). Anything to the contrary notwithstanding, the Parties acknowledge and agree that IDT's payment of said amount to TI contemplates a final net settlement of all amounts owed to IDT and TI (inclusive of any and all set-offs, deductions and other adjustments with respect to any sums due and owing to IDT by TI as of the date hereof) under the Operative Agreements.

     7.  Termination of Internet Colocation and Services Agreement.
         ---------------------------------------------------------

         (a) The Internet Colocation Services Agreement shall be terminated on the date hereof and both IDT and TI USA Portal are hereby relieved from any further obligation or duty to each other under the same except as provided for herein; provided that IDT shall provide the types and quality of services required under the Internet Colocation and Services Agreement for a period of 90 days from the date hereof. Terra shall be responsible to provide all equipment additional to that presently being used and that is necessary for the services provided herein by IDT, and IDT shall provide all necessary, including additional, manpower to meet the current and future service levels required herein. On the 90th day, TI USA Portal shall pay to IDT in immediately available funds all amounts that would be due under the Internet Colocation and Services Agreement (as if it were still in effect) for IDT's services during the 90 day period. Anything to the contrary notwithstanding, IDT's failure to provide the types and quality of services required under the Internet Colocation and Services Agreement shall constitute a default hereunder, provided that such default will not affect (i) the conversion of IDT's interest in the TI USA Portal and the TI USA ISP into Conversion Shares pursuant to Section 3, above, or (ii) the release of the IPO Shares from the lockup agreements and restrictions pursuant to Section 4, above. In no event will IDT be liable to TERRA for any special, indirect, incidental, exemplary, punitive or consequential damages in any manner in connection with or arising out of this provision, regardless of the form of action or the basis of the claim or whether or not the party has been advised of the possibility of such damages; provided, however, that there will be no limitation of liability as set forth herein in such cases where IDT willfully or intentionally damages Terra.

         (b) IDT and TI USA Portal hereby release each other, including their respective parents, subsidiaries, affiliates, shareholders, directors, officers, employees, advisors and agents, from any and all claims that either one may have against the other, whether known or unknown, up to the date hereof with regard to the Internet Colocation and Services Agreement, or any matters related to the same. Both IDT and TI USA Portal represent and warrant to the other that neither they, nor any of their affiliates, have assigned or transferred, nor purported to assign or transfer, any claim or right that either may have under the Internet Colocation and Services Agreement.

     8.  No Solicitation; Non-Compete.  The Parties will continue to be
         ----------------------------
restricted from soliciting for employment any key personnel from each other for a period of twelve (12) months after the execution of this Agreement. For a period of twelve (12) months after the execution of this Agreement, IDT shall not directly compete with TI USA ISP by providing services primarily targeted to the Target Markets (as hereinafter defined). For a period of fifteen (15) months after the execution of this Agreement, IDT shall not directly compete with TI USA Portal by providing services primarily targeted to the Target Markets. For purposes of this Section 8, the term "Target Markets" shall have the meaning assigned thereto in the JVA (as in effect immediately prior to the JVA's termination pursuant to this Agreement). As used herein, IDT includes IDT and its affiliates, including subsidiaries and any other entity controlled, directly or indirectly, by IDT.

     9.  Confidentiality.  The Parties shall hold in confidence, and shall use
         ---------------
only for the purposes of this Agreement, any and all Proprietary Information disclosed to each other for a period of two (2) years after the execution of this Agreement (the "Confidentiality Period"). The term "Proprietary Information" shall mean all information, which one Party, directly or indirectly, acquires, from any other Party, excluding information falling into any of the following categories:

         (a) Information that, at the time of disclosure hereunder, is in the public domain;

         (b) Information that, after disclosure hereunder, enters the public domain other than by breach of this Agreement;

         (c) Information that, prior to disclosure hereunder, was already in the recipient's possession, either without limitation on disclosure to others or subsequently becoming free of such limitation;

         (d) Information obtained by the recipient from a third party which the relevant Party reasonably believes has an independent right to disclose this information; and

         (e) Information that is available through discovery by independent research without use of or access to the Proprietary Information acquired from another Party.

     A Party shall be deemed to have complied with its obligation to maintain Proprietary Information in confidence if such Party observes (and continues to observe during the entire duration of the Confidentiality Period) with respect thereto, the same safeguards and precautions, which such Party observes with respect to its own proprietary information of the same or similar kind. It shall not be deemed to be a breach of the obligation to maintain Proprietary Information in confidence if Proprietary Information is disclosed upon the order of a court or other governmental entity provided, however, that the Party served with such order shall notify the other Party so as to enable such other Party to apply to a court of law for a protective order.

     Without limiting the validity or effect of Section 13, below, the parties agree that a breach of this Section 9 by any of them could cause irreparable harm to the others for which an action at law may not provide an adequate remedy. The parties, therefore, waive any and all defenses for a claim by the non-breaching parties, or any of them, for injunctive relief from any court of competent jurisdiction in the event that one of the parties hereto breaches this
Section 9.

     10.  Fees.  Unless otherwise mutually agreed in writing, the Parties shall
          ----
each bear their own fees, costs and expenses incurred by them in connection with the preparation of this Agreement, including, without limitation, attorneys', consultants' and accountants' fees.

     11.  Legal Requirement.  Each Party shall comply with all legal
          -----------------
requirements applicable to each Party, and those required by any applicable jurisdiction, in the performance of its obligations hereunder.

     12.  Share Offer.
          -----------

          (a) During the period from the date hereof through December 31, 2000 (and subject to the provisions of Section 3(c) with respect to the Conversion Shares), if IDT desires to sell any of the IPO Shares or the Conversion Shares (collectively hereinafter referred to as the "TI Shares") other than to a subsidiary of IDT, or receives an offer to purchase any of its TI Shares, IDT will first offer such TI Shares to TI for purchase by TI or its designee (the "Offer") prior to offering or selling such TI Shares to any third party. IDT shall make the Offer to TI by telephone or in writing no later than 12:00 p.m., Eastern Standard Time (U.S.) on the day of the Offer; provided that the provisions of this Section 12 shall not apply with respect to any sale of less than 50,000 TI Shares.

          (b)  Option.  TI shall have the irrevocable and exclusive option, but
               ------
not the obligation (the "Option"), to purchase all, but not less than all, of the TI Shares at the Closing referred to in Section 12(c), below, and for the purchase price and on the terms set forth below. TI shall exercise the Option by notifying IDT by telephone or in writing on the date of the Offer no later than two (2) hours prior to the market closing as to whether TI accepts or declines the Offer. Upon exercise of the Option, TI shall have the obligation to purchase the TI Shares described in the Offer on and subject to the terms and conditions hereof. Failure by TI to exercise the Option by providing the notice specified in this Section 12 shall be deemed an election by it not to exercise the Option; and IDT may thereafter transfer its TI Shares at any time or from time to time free and clear of any restrictions imposed by this Section 12.

          (c)  Closing; Right to Transfer.  If TI elects to purchase any TI
               --------------------------
Shares pursuant to the Option, then such purchases shall, unless the parties thereto otherwise agree, be completed at a closing (the "Closing") to be held at the principal office of IDT at 10:00 a.m. local time on the third (3rd) business day following the exercise of the Option or as otherwise closed by broker's settlement so long as such settlement takes place within such 3-day period. TI may assign its rights and obligations under this Section 12 to another person upon written notification to IDT.

          (d)  Purchase Price.  The purchase price for any TI Shares sold
               --------------
pursuant to the Option shall be an amount equal to the average of the high and low trading prices for the TI Shares on the NASDAQ National Market (or the national stock exchange on which the TI Shares are then traded) on the date of the Offer. The full amount of the purchase price for any TI Shares purchased by TI pursuant to this Section 12 shall be paid in full in cash by wire transfer of immediately available funds on the date of Closing.

     13.  Arbitration. All claims, disputes and other matters in question
          -----------
arising out of, or relating to, this Agreement shall be submitted to arbitration in accordance with the Rules of the American Arbitration Association (the "AAA") then in effect, unless the parties mutually agree otherwise, and pursuant to the following procedures:

          (a) Notice of the demand for arbitration shall be filed in writing with the other Party to this Agreement and with the AAA. Three arbitrators shall be chosen. Each Party shall select one arbitrator, and the American Arbitration Association shall select the third arbitrator. A determination by a majority of the panel shall be binding on the Parties.

          (b) Reasonable discovery, as determined in the sole discretion of the arbitrators, shall be allowed.

          (c)  All arbitration proceedings shall be held in Miami, Florida.

          (d) The Parties agree that the issues being resolved hereunder shall be determined by arbitration pursuant to the provisions set forth herein and pursuant to the applicable rules of the American Arbitration Association then in effect insofar as such rules are not inconsistent with the provisions set forth herein.

          (e) The costs and fees of the arbitration shall be allocated by the arbitrators. The Party or Parties prevailing in the arbitration will be entitled, in addition to such other relief as may be granted, to reasonable attorneys' fees, if any, as shall be awarded by the arbitrators.

          (f) The award rendered by the arbitrators shall be final and in writing, and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

     14.  Notices.  Except for those notices required pursuant to Section 12,
          -------
above, all notices to be otherwise given herein shall be effective upon receipt and shall be in writing and delivered personally or by recognized delivery service or mailed, first class mail, postage prepaid or given by telegram, telecopy or other similar means (followed with a confirmation by mail) to the parties, as the case may be, at the following address or such other address as may hereafter be designated, in writing, by the respective Party in accordance with this section:

          Name                             Address

          TI, US-TI,:                      Terra Networks, S.A.
          TI USA ISP, and                  Via de las dos Castillas, 33
          TI USA Portal to:                Complejo Atica
                                           Edif. 1-1/a/ planta
                                           28224 Pozuelos de Alarcon
                                           Madrid, Spain
                                           Attention:  Cristina Lamana
                                           Fax:  +34-91-452-3147

          With a copy to:                  Greenberg Traurig, P.A.
                                           1221 Brickell Avenue
                                           Miami, Florida 33131
                                           Attention:  Jose A. Santos, Jr.
                                           Fax:  (305) 579-0717

          IDT:                             IDT Corporation
                                           520 Broad Street
                                           Newark, New Jersey  07102
                                           Attention:  Ira Greenstein
                                           Fax: (201) 928-2885

     15.  Entire Agreement. This Agreement constitutes the entire agreement
          ----------------
between the Parties, and supersedes all negotiations, prior discussions, agreements, preliminary agreements or understandings between the Parties, whether written or oral. Only the rights or obligations of the Parties that are reflected in this Agreement shall survive after its execution. There are no representations and warranties of the Parties except as specifically stated herein. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by the Parties.

     16.  Binding Effect and Benefit of Agreement. This Agreement shall be
          ---------------------------------------
binding upon, and shall insure to the benefit of, the Parties hereto and their respective successors in interest and permitted assigns. This Agreement (other than Section 4 hereof, which shall be binding without any such board approval) is subject to the approval of the board of directors of each Party.

     17.  Severability. If any term or provision hereof or the application
          ------------
thereof to any circumstance shall be held invalid or unenforceable, such term or provision shall be ineffective but shall not affect in any respect whatsoever the validity of the remainder of this Agreement; and the Parties shall immediately renegotiate such term or provision to eliminate such invalidity or unenforceability, maintaining to the greatest extent permissible the spirit of the Agreement as originally written.

     18.  No Waiver. No consent or waiver, express or implied, by a Party in the
          ---------
performance by the other Party to or of any breach or default by the other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations of such other Party hereunder. The giving of consent by a Party in any one instance shall not limit or waive the necessity to obtain such Party's consent in any future instance. No waiver of any rights under this Agreement shall be binding unless it is in writing signed by the Party waiving such rights.

     19.  Further Assurances.  The Parties hereby agree to execute and deliver
          ------------------
all such further instruments, documents and/or agreements, as well as to take any further action, which may be necessary to carry out the transactions contemplated under this Agreement and the intent of the Parties hereunder.

     20.  Governing Law; Interpretation.  This Agreement shall be governed by
          -----------------------------
and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof. As used in this Agreement, the masculine gender shall include the feminine or neuter gender, and the plural shall include the singular wherever appropriate. The titles of Sections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

        [THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date and year first above written.

IDT Corporation                                            Terra Networks, S.A.
By: /s/ Morris Lichtenstein                                By: /s/ Abel Linares
   -----------------------------------------                  -----------------------------------------
Its: Executive V.P.of Business Development                 Its: CEO
    ----------------------------------------
Terra Networks Access                                      Terra Networks Interactive
Services USA LLC                                           Services USA LLC

By:_________________________________________               By:_________________________________________
As an authorized officer of IDT Corporation,               As an authorized officer of IDT Corporation,
a member of Terra Networks Access Services                 a member of Terra Networks Interactive
USA LLC                                                    Services USA LLC

By: /s/ Alfredo Villalobos                                 By: /s/ Alfredo Villalobos
   -----------------------------------------                  -----------------------------------------
As an authorized officer of Terra Networks                 As an authorized officer of Terra Networks
USA, Inc., a member of Terra Networks                      USA, Inc., a member of Terra Networks
Access Services USA LLC                                    Interactive Services USA LLC

                                                           Terra Networks USA, Inc.


                                                           By: /s/ Alfredo Villalobos
                                                              -----------------------------------------
                                                           Its: President
                                                               ----------------------------------------